Exhibit 99(a)

 TrustCo Bank COrp ny2023 Annual meeting of Shareholders   Robert J. McCormick, Chairman, President, and CEO

 Agenda  Remarks by the President  Shareholder Questions and Comments  Adjournment  TrustCo Bank Corp NY Annual Meeting 2023

 3  TrustCo Celebrated its 40 Year Listing Anniversary with Nasdaq on April 18, 2023  *Source: Bloomberg

 Effect of 1-for-5 Reverse Stock SplitImplemented May 28, 2021  TRST Share Price leading up to reverse split:  TRST Share Price steadies post-reverse split:  TrustCo Bank Corp NY Annual Meeting 2023  4  Greater Volatility  Greater Stability

 TrustCo Bank Corp NY Total Return  Before and After Reverse Split   TrustCo Bank Corp NY Annual Meeting 2023  5  *Time periods shown are the 19 months leading up to, and following, the reverse stock split implemented May 28, 2021.  Source: Bloomberg

 TrustCo's Dividend Increases  TrustCo Bank Corp NY Annual Meeting 2023  6  *Increases shown are a percent change from prior amount.   Source: Blooomberg

 Performance versus our Peer Group:Return on Average Assets: 77th Percentile  TrustCo Bank Corp NY Annual Meeting 2023  7  TRST = 1.22 Top 77th percentile  *Time period measured 1/1/2022 – 12/31/2022

 Performance versus our Peer Group:Efficiency Ratio*: 78th percentile  TrustCo Bank Corp NY Annual Meeting 2023  8  TRST = 50.22   Top 78th percentile  *Efficiency ratio is a non-GAAP financial measure. A reconciliation of TRST’s efficiency ratio is included at the end of the presentation.   *Time period measured 1/1/2022 – 12/31/2022

 Performance versus our Peer Group:Tier 1 Risk Based Capital: 100th Percentile  TrustCo Bank Corp NY Annual Meeting 2023  9  TRST = 18.93 100th percentile   *Time period measured 1/1/2022 – 12/31/2022

 Performance versus our Peer Group:Total Shareholder Return: 95th percentile  TrustCo Bank Corp NY Annual Meeting 2023  10  TRST = 13.85%  95th percentile  *Time period measured 1/1/2022 – 12/31/2022

 TrustCo Bank Corp NY's Share Price As Compared to its Peer Group and The S&P 500 Index  TrustCo Bank Corp NY Annual Meeting 2023  11

 Earnings Over Time  TrustCo Bank Corp NY Annual Meeting 2023  12  *$ in thousands

 Loan Growth: Steady Increases Each Year  TrustCo Bank Corp NY Annual Meeting 2023  13  Over a 100% increase in loan growth since 2010  *$ in thousands

 Total Assets  TrustCo Bank Corp NY Annual Meeting 2023  14  Total assets grew 52% from 2010 through 2022  *$ in thousands

 Deposit Growth   TrustCo Bank Corp NY Annual Meeting 2023  15  *$ in thousands

 2022 Highlights in the Community  Run For Freedom 5K  Earth Day Cleanup Casselberry and Halfmoon  Hurricane Ian  Kentucky Flooding  Regional Food Bank  Capital Roots  Ronald McDonald House  Joseph’s House Stickball  Workforce Challenge – 2nd Place for Participation  TrustCo Bank Corp NY Annual Meeting 2023  16

 Non-GAAP Financial Measures Reconciliation  17  TrustCo Bank Corp NY Annual Meeting 2023  Efficiency Ratio  As of December 31, 2022  As of December 31, 2021  Net Interest Income (Taxable Equivalent)(Non-GAAP)  $180,136  $160,409  Non-interest income (GAAP)  19,260  17,937  Less: Net gain on securities  -  -  Less: Net gain on sale of building and net gain on sale of nonperforming loans  268  -  Revenue used for efficiency ratio (Non-GAAP)  $199,128  $178,346  Total Noninterest expense (GAAP)  $100,309  $101,662  Less: Other real estate (income) expense, net  310  183  Expenses used for efficiency ratio (Non-GAAP)  $100,009  $101,479  Efficiency Ratio   50.22%  56.90%

 Thank You For Attending!  TrustCo Bank Corp NY  5 Sarnowski Drive  Glenville, NY 12302  TrustCo Bank Corp NY Annual Meeting 2023  18